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                                                                    Exhibit (11)

                            WALL STREET DELI, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (Unaudited)


                                                                   For the                          For the
                                                              Three Months Ended             Nine Months Ended

 SHARES:                                                 March 30,1996    April 1, 1995   March 30, 1996   April 1, 1995
                                                         -------------    -------------   --------------   -------------
      Weighted average number of common shares
      outstanding                                         3,407,608        3,398,523        3,407,176       3,390,369

      Effect of shares issuable under stock option
      plan as determined by the treasury stock method         8,998            8,742           24,122           8,742
                                                         ----------        ---------        ---------       ---------
      Weighted average number of common shares
      outstanding as adjusted                             3,416,607        3,407,265        3,431,298       3,399,111

 PER COMMON SHARE COMPUTATIONS:

             Net income                                  $   57,755        $ 426,734        $ 127,359      $1,266,526
                                                         ==========        =========        =========      ==========

 Earnings per share:                                     $      .02        $     .12        $     .04      $      .37
                                                         ==========        =========        =========      ==========





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